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                                                                     Exhibit 2.3



     CMERUN ACQUISITION AGREEMENT entered into December 2, 1999.

BETWEEN:

                    C ME RUN CORP. (a Delaware corporation)

                     (hereinafter called "CMeRun I")          OF THE FIRST PART

                              - and -

                    C ME RUN (ALBERTA) LTD. (an Alberta Corporation)

                    (hereinafter called "CMeRun Alberta")     OF THE SECOND PART

                               -and-

                    CMERUN ACQUISITION CORP. (an Alberta Corporation)

                    (hereinafter called "CAC")                OF THE THIRD PART


                             RECITALS

WHEREAS:

1. The Board of Directors of CMeRun Alberta wish to encourage CMeRun I, directly or indirectly through its wholly owned subsidiary CAC, to acquire by share purchase agreement, securities exchange and take-over bid, or other form of legal business combination from the shareholders of CMeRun Alberta, all of the issued and outstanding common shares of CMeRun Alberta.

2. Immediately prior to such offer by CAC and/or CMeRun I the capital structure of CMeRun Alberta will be structured such that the issued and outstanding common shares of CMeRun Alberta shall be as set out on Schedule "A" and the outstanding options to purchase CMeRun Alberta Common Shares shall be as set out in Schedule "B";

3. The Board of Directors of CMeRun Alberta have determined that it will recommend acceptance of the CAC and/or CMeRun I offer to the shareholders of CMeRun Alberta.

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                                      -2-


4. CAC and/or CMeRun I is willing to make an offer subject to the terms and conditions of this Agreement.

5. CMeRun I has entered into or anticipates entering into a merger agreement ("CMeRun I/FAC Merger Sub Agreement") with Fundae Merger Sub Inc., a wholly owned subsidiary of Fundae Acquisition Corp. ("Fundae Delaware"), where upon the surviving corporation shall be called C Me Run Corp. ("C Me Run II") on terms which provide that:


         (a) for each common share in CMeRun I each shareholder shall receive 1 Fundae Delaware common share;

         (b) for each option in CMeRun I each holder shall receive 1 Fundae Delaware option on equivalent terms;

         (c) for each warrant in CMeRun I each holder shall receive 1 Fundae Delaware warrant on equivalent terms; and

         (d) Fundae Delaware and CMeRun II will merge to form CMeRun Corp. ("CMeRun III");

         (e) Fundae Delaware and/or CMeRun III will honour the obligations of this Agreement such that:

                (i) for each common share in CMeRun Alberta, each shareholder will receive 1 common share in CMeRun III or an Exchangeable Share in CAC convertible into a common share in CMeRun III; and

                (ii) for each option in CMeRun Alberta each holder will receive 1 CMeRun III option to acquire CMeRun III Common Shares on equivalent terms.

NOW THEREFORE IN CONSIDERATION of the mutual covenants hereinafter set out, the parties hereby agree as follows:

                                    ARTICLE 1
                              THE QUALIFYING OFFER

1.1      QUALIFYING OFFER

         (a) Subject to the terms and conditions of this Agreement, CAC and/or CMeRun I agrees to make on or before February 28, 2000, or so soon as the documentation is available to the holders of Common Shares of CMeRun Alberta, an offer by way of share purchase agreement, securities exchange takeover bid or other form of legal business combination to:

                (i) purchase all of the outstanding Common Shares of CMeRun Alberta, on the following basis: either


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                                      -3-

                           (A) the exchange of one (1) CMeRun I Share for each issued and outstanding CMeRun Alberta Common Share representing consideration of $.001 per CMeRun Alberta Common Share (on a fully diluted basis); or

                           (B) one (1) CAC Exchangeable Share which may be converted into one (1) CMeRun I common share; and

                (ii) to assume the obligations of CMeRun Alberta under existing option agreements by agreeing to issue CMeRun I Common Shares upon exercise of each CMeRun Alberta option to purchase for the same consideration as set out in the respective option agreements.

                To effect the terms of the Qualifying Offer, upon acceptance:

                (i) CAC will modify its capital structure to add a class of shares called Exchangeable Shares on the terms and conditions set out in Schedule "C" attached hereto (or substantially similar terms);

                (ii) CMeRun I will modify its capital structure to add a class of Series C preferred shares on the terms and conditions set out in Schedule "D" attached hereto (or substantially similar terms);

                (iii) C Me Run I and CAC shall execute a Support Agreement on the terms and conditions set out in Schedule "E" attached hereto (or substantially similar terms);

                (iv) C Me Run I and CAC shall execute a Voting Exchange and Trust Agreement on the terms and conditions set out in Schedule "F" attached hereto (or substantially similar terms); and

                (v) C Me Run I and/or CAC undertake to file a registration statement in the US to qualify the CMeRun I common shares which may be issued pursuant to a share purchase agreement, securities exchange takeover bid and/or other form of business combination, and to maintain the registration statement in effect to a period of four years. The terms of the registration rights are set out in Schedule "G".

                CAC and/or CMeRun I expressly reserve the right to modify the terms of the Qualifying Offer except that, without the prior written consent of CMeRun Alberta, CAC and/or CMeRun I shall not reduce the Qualifying Offer price; change the form of consideration payable under the Qualifying Offer; or add to, amend or change any of the offer terms in any manner adverse to the holders of Common Shares of CMeRun Alberta;

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                                      -4-

         (b) The Qualifying Offering shall expire 21 calendar days after it is commenced (or, if such date is not a business day, on the next following business day)("Expiry Date"), provided that the Qualifying Offer may be extended, at the sole discretion of CAC and/or CMeRun I, if the conditions set forth in the Qualifying Offer are not satisfied on the Expiry Date. Subject to the satisfaction or waiver of the conditions set forth in the Qualifying Offer, CAC and/or CMeRun I shall within the time periods required by law take up and pay for all common shares validly tendered (and not properly withdraw) pursuant to the Qualifying Offer. CAC and/or CMeRun I shall use its reasonable commercial efforts to consummate the Qualifying Offer, subject only to the terms and conditions hereof.

1.2      CMERUN ALBERTA APPROVAL OF THE QUALIFYING OFFER

         CMeRun Alberta represents that its Board of Directors, upon consultation with its advisors, has determined unanimously that the Board of Directors will recommend that CMeRun Alberta Shareholders accept the Qualifying Offer.

1.3      POST OFFER COVENANTS

         If CAC and/or CMeRun I takes up and pays for Common Shares pursuant to the Qualifying Offer, CAC, CMeRun I and CMeRun Alberta agree to use all reasonable commercial efforts to enable CAC and/or CMeRun I to acquire the balance of the common shares as soon as practicable after completion of the Qualifying Offer by way of compulsory acquisition, arrangement, amalgamation or other type of acquisition transaction carried out for a consideration at least of equal value of the consideration paid in the Qualifying Offer.

                                   ARTICLE II
                           COVENANTS OF CMERUN ALBERTA

2.1      ORDINARY COURSE OF BUSINESS

         CMeRun Alberta covenants and agrees that:

         (a) CMeRun Alberta shall conduct its business only, and not take any action except in, the usual, ordinary and regular course of business and consistent with past practice;

         (b) CMeRun Alberta shall not directly or indirectly do or permit to occur any of the following:

                  (i) issue, sell, or agree to issue or sell any additional shares of, or any options, warrants, calls, conversion privileges or rights of any kind

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                                      -5-

                           to acquire any shares of, any capital stock of CMeRun Alberta (other than pursuant to the exercise of existing options); or

                  (ii) except with the usual, ordinary and regular course of business and consistent with past practice, any assets of CMeRun Alberta.

                  (iii)    amend or propose to amend its articles or by-laws;

                  (iv) split, combine or re-classify any outstanding common shares, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to the common shares;

                  (v) redeem, purchase or offer to purchase any common shares or other securities of CMeRun Alberta;

                  (vi) reorganize, amalgamate or merge CMeRun Alberta with any other person, corporation, partnership or other business organization whatsoever;

                  (vi) acquire or agree to acquire (by merger, amalgamation, acquisition of stock or assets or otherwise) any person, corporation, partnership, joint venture or other business organization or division or acquire or agree to acquire any material assets;

                  (vii) except in the usual, ordinary and regular course of business and consistent with past practice, satisfy any material claims or liabilities except such as have been reserved against in CMeRun Alberta's financial statements delivered to CMeRun I, relinquish any material contractual rights or enter into any interest rate, currency or commodity swaps, hedges or other similar financial instruments; or

                  (viii) incur or commit to incur any indebtedness for borrowed money or issue any debt securities except for the borrowing of working capital in the ordinary course of business and consistent with past practice.

         (c) CMeRun Alberta shall cooperate with CMeRun I and/or CAC in structuring the acquisition by CMeRun I and/or CAC of CMeRun Alberta in a tax efficient manner provided that no such cooperation shall be required where such structuring shall have any adverse effect on CMeRun Alberta.


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                                   ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF CMERUN ALBERTA

3.1      REPRESENTATIONS

         CMeRun Alberta hereby represents to CMeRun I and CAC that the information as it relates to CMeRun Alberta as has been provided to CAC and/or CMeRun I in due diligence disclosures is accurate and CMeRun Alberta hereby warrants the accuracy of the representations contained therein (and acknowledge that CAC and CMeRun I are relying upon those representations and warranties in connection with entering into this Agreement).

3.2      INVESTIGATION

         Any investigation by CMeRun I and CAC and its advisors shall not mitigate, diminish or affect the representations and warranties of CMeRun Alberta provided pursuant to this Agreement. Where the provisions of this Agreement, or any other transaction document, refer to disclosure in writing, such disclosure shall be made expressly in response to the applicable provision and shall be signed by a senior officer of CMeRun Alberta.

                                   ARTICLE IV
                              COVENANTS OF CMERUN I

4.1      COVENANTS

         CMeRun I covenants that in any merger agreement with FAC Merger Sub and/or Fundae Delaware it will ensure that Fundae Delaware and/or CMeRun III, as the case may be, honour the obligations of CMeRun I under this agreement such that:

         (a) each CMeRun Alberta shareholder has a right to acquire a Fundae Delaware common share; and

         (b) Fundae Delaware and/or CMeRun III shall issue options to CMeRun option holders on equivalent terms.

                                    ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF CMERUN I AND CAC

5.1      REPRESENTATIONS

         CMeRun I and CAC hereby represent and warrant to CMeRun Alberta that the information as it relates to CMeRun I and CAC as provided by CMeRun I and CAC as part of the due diligence disclosures are accurate and CMeRun I and

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                                      -7-

         CAC hereby warrant the accuracy of the representations contained therein (and acknowledges that CMeRun Alberta is relying upon such representations and warranties in connection with the entering into of this Agreement).

                                   ARTICLE VI
                                MUTUAL COVENANTS

6.1      FURTHER ASSURANCES

         Subject to the terms and conditions herein, CMeRun I, CAC and CMeRun Alberta agree to use their respective commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate the transactions contemplated by this Agreement and the Offer. CMeRun Alberta, CMeRun I and CAC will use their commercially reasonable efforts: (i) to obtain all necessary waivers, consents and approvals from other parties to material loan agreements, leases, and other contracts or agreements (including in particular but without limitation, the agreement of any persons as may be required pursuant to any agreement, arrangement or understanding relating to CMeRun Alberta's operations); (ii) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, provincial or foreign law or regulations with respect to this Agreement or the Offer; (iii) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby or by the Offer; and (iv) to fulfil all conditions and satisfy all provisions of this Agreement and the Offer.

                                   ARTICLE VII
                                   TERMINATION

7.1      TERMINATION

         This Agreement may be terminated at any time prior to the Effective
         Time:

         (a)      by mutual written consent of CMeRun I, CAC and CMeRun Alberta;

         (b) by either CAC or CMeRun Alberta after April 30, 2000 if CAC and/or CMeRun I has not purchased Common Shares pursuant to the Offer;

         (c) by either CAC or CMeRun Alberta, if the conditions of the Offer have not been satisfied or waived on the Expiry Date.

         In the event of the termination of this Agreement as provided in this
         Section 6.1, this Agreement shall forthwith become void and there shall be no liability on the part of CAC, CMeRun I and/or CMeRun Alberta.


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                                  ARTICLE VIII
                                  MISCELLANEOUS

8.1      ENTIRE AGREEMENT

         This Agreement and the documents referred to herein constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, arrangements or understandings with respect thereto.

8.2      COUNTERPARTS

         This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument but all such counterparts together shall constitute but one Agreement.

8.3      SEVERABILITY

         If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated and the parties shall negotiate in good faith to modify the Agreement to preserve each party's anticipated benefits under the Agreement.

8.4      CHOICE OF LAW

         This Agreement shall be governed by, construed and in accordance with the laws of the Province of Alberta.

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8.5      REMEDIES

         The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to remedy or prevent non-compliance or breaches with the terms of this Agreement and to enforce specifically the terms and provisions hereof in any court of the Province of Ontario having jurisdiction; provided that such remedies shall be in addition to, and not in substitution for, any other remedy to which the parties may be entitled at law or in equity.

         IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed on their behalf by their officers thereunto duly authorized as of the date first above written.

C ME RUN CORP.                                   C ME RUN (ALBERTA) LTD.
(a Delaware corporation)                         (an Alberta corporation)


PER:________________________________             PER:__________________________
            Cameron Chell                                   Cameron Chell

C ME RUN ACQUISITION CORP.
(an Alberta corporation)


PER:________________________________
             Cameron Chell

                                  SCHEDULE "A"

                  COMMON SHAREHOLDERS OF CMERUN (ALBERTA) LTD.


            NAME                    NUMBER OF SHARES        RELEASE #1 - DEC. 1, 2001     RELEASE #2- DEC. 1, 2002

Kevin Sebastian                            250,000                      125,000
125,000 certificate #1                 certificate #2

Dave Bolink                                250,000                      125,000                        125,000
                                                                 certificate #3                 certificate #4

Colin Curwin                               350,000                      175,000                        175,000
                                                                 certificate #5                 certificate #6

Warren Talbot                              350,000                      175,000                        175,000
                                                                 certificate #7                 certificate #8

Rob Klein                                  250,000                      125,000                        125,000
                                                                 certificate #9                certificate #10

Riaz Mamdani                               200,000                      100,000                        100,000
                                                                certificate #11                certificate #12

Cameron Chell                            1,000,000                      500,000                        500,000
                                         ---------              certificate #13                certificate #14

SUBTOTAL:                                2,650,000
                                         =========

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                                           -11-



                                      SCHEDULE "B"

                          OPTION HOLDERS OF CMERUN (ALBERTA) LTD.

C Me Run Alberta grants an option to acquire Common Shares for $1.00 (US) per share:

NAME                      ADDRESS       TOTAL                         VESTING                       EXPIRY DATE   PRICE ($)
                                       OPTIONS
                                                      JUNE 1, 2000   JUNE 1, 2001    DEC. 1, 2001

Cam Chell               Alberta           50,000         12,500         18,750          18,750                       1.00
Rob Klein               Ontario           25,000          6,250          9,375           9,375                       1.00
Bruce Elliott           Alberta           25,000          6,250          9,375           9,375                       1.00
Blair Layton            Alberta           25,000          6,250          9,375           9,375                       1.00
Arian Hopkins           Alberta           25,000          6,250          9,375           9,375                       1.00
Rob Pike                Alberta           25,000          6,250          9,375           9,375                       1.00
Dale Kirkwood           Alberta           25,000          6,250          9,375           9,375                       1.00
Stephanie Smith         Alberta           25,000          6,250          9,375           9,375                       1.00
1396505 Ontario Inc.    Ontario           22,500          5,625          8,438           8,437                       1.00
Ibrahim                 Ontario            2,500            625            937             938                       1.00
Karaibrahimovic
Dave Bolink             Alberta           25,000          6,250          9,375           9,375                       1.00
Kevin Sebastian         Alberta           25,000          6,250          9,375           9,375                       1.00
Glenn Lachowiez         Alberta           25,000          6,250          9,375           9,375                       1.00
Mitzi Murray            Alberta           25,000          6,250          9,375           9,375                       1.00
                                         -------
SUBTOTAL                                 350,000
                                         =======


Subject to confirmation of the availability of registration and prospectus exemptions (or US equivalents) pursuant to the Alberta Securities Act, Ontario Securities Act applicable US state and/or US Federal Securities Act.

C Me Run Alberta to grant the following options:

               NAME                    NUMBER OF SHARES                        VESTING
                                                           DEC. 1/2000      DEC. 1/2001      DEC. 1/2002

Cam Chell or Chell.com.Inc.                 545,000          181,250          181,875          181,875
Colin Curwin                                150,000           50,000           50,000           50,000
Warren Talbot                               150,000           50,000           50,000           50,000
Dave Bolink                                 150,000           50,000           50,000           50,000
Kevin Sebastian                             150,000           50,000           50,000           50,000

                                                           JUNE 1/2000      JUNE 1/2001      DEC. 1/2002

Rob Klein                                    20,000            5,000            7,500            7,500
Bruce Elliott                                20,000            5,000            7,500            7,500
Blair Layton                                 20,000            5,000            7,500            7,500
Glenn Lachowiez                              10,000            2,500            3,750            3,750
Linda Lomow                                  10,000            2,500            3,750            3,750
Mitzi Murray                                 10,000            2,500            3,750            3,750
Arian Hopkins                                20,000            5,000            7,500            7,500
Rob Pike                                     10,000            2,500            3,750            3,750
Dale Kirkwood                                10,000            2,500            3,750            3,750
Stephanie Smith                               5,000            1,250            1,875            1,875
1396505 Ontario Inc.                         15,000            3,750            5,625            5,625
Ibrahim Karaibrahimovic                       5,000            1,250            1,875            1,875
Unallocated                               1,450,000
                                         ----------
SUBTOTAL                                  2,750,000
                                          =========

Subject to confirmation of the availability of registration and prospectus exemptions (or US equivalents) pursuant to the Alberta Securities Act, Ontario Securities Act applicable US state and/or US Federal Securities Act.